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                                                                     Exhibit 8.1


                         [CRAVATH, SWAINE & MOORE LETTERHEAD]
                                   [New York Office]

                                                                March 8, 1999

                            Agreement and Plan of Merger,
                           Dated as of November 22, 1998,
                          Among the B.F. Goodrich Company,
                         Runway Acquisition Corporation and
                               Coltec Industries Inc.


Ladies and Gentlemen:


     We have acted as special tax counsel for Coltec Industries Inc., a Pennsylvania corporation (the "Company"), in connection with the proposed merger (the "Merger") of Runway Acquisition Corporation ("Sub"), a Pennsylvania corporation and a wholly owned subsidiary of The B.F. Goodrich Company, a New York corporation ("Parent"), with and into the Company pursuant to an Agreement and Plan of Merger, dated as of November 22, 1998 (the "Merger Agreement"), among Parent, Sub and the Company. In the Merger, each issued and outstanding share of common stock, par value $.01 per share, of the Company (the "Company Common Stock") not owned directly by the Company, Parent or Sub will be converted into .56 of a share of common stock, par value $5.00 per share, of Parent ("Parent Common Stock").

     In that connection, you have requested our opinion regarding the material U.S. Federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement, the registration statement on Form S-4 (the "Registration Statement"), which includes the proxy statement/prospectus of the Company and Parent, as filed with the Securities and Exchange
Commission, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement,
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(ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, correct and complete, (iii) the representations made to us by the Company and Parent in their respective letters to us each dated as of the date hereof, and delivered to us for purposes of this opinion are true, correct and complete (such letters, the "Representation Letters"), and (iv) any representations made in the Representation Letters or in the Merger Agreement "to the best knowledge of" or similarly qualified are true, correct and complete without such qualification. If any of the above-described assumptions are untrue for any reason or if the Merger is consummated in a manner that is inconsistent with the manner in which it is described in the Merger Agreement or the Registration Statement, our opinions as expressed below may be adversely affected and may not be relied upon.

     Based upon the foregoing, we are of opinion that, for U.S. Federal income tax purposes, (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) the Company, Parent and Sub will each be a party to such reorganization within the meaning of Section 368(b) of the Code, (iii) the Company will not recognize any gain or loss as a result of the Merger, (iv) Company shareholders will not recognize gain or loss upon their exchange of Company Common Stock for Parent Common Stock pursuant to the Merger, except that a Company shareholder who receives cash proceeds instead of a fractional share interest in Parent Common Stock will recognize a gain or loss equal to the difference between the cash received and the tax basis allocated to the fractional share interest. Such gain or loss will be capital gain or loss if the shareholder's shares of Company Common Stock are held as a capital asset at the effective time of the Merger, and will be long-term capital gain or loss if such shares of Company Common Stock have been held for more than one year at the effective time of the Merger, (v) Company shareholders will have the same tax basis in Parent Common Stock as they had in their Company Common Stock (reduced by any tax basis allocable to a fractional share interest for which cash is received) and (vi) the holding period of Parent Common Stock received by a Company shareholder will include the period during which the Company Common Stock surrendered in exchange therefor was held, provided that such Company Common Stock was held by such Company shareholder as a capital asset at the effective date of the Merger.

     Our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to
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address, nor have we addressed, any other tax consequences of the Merger or any other transactions. Our opinions are based upon current statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. We disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof.

     We consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.


                                        Very truly yours,


                                        /s/ CRAVATH, SWAINE & MOORE

Coltec Industries Inc.
  3 Coliseum Center
    2550 West Tyvola Road
      Charlotte, NC 28217